UNITY BANK DEFERRED COMPENSATION PLAN

THIS AGREEMENT is made as of this ___ day of _________, 20__, is by between  Unity Bank (the "Bank"), a New Jersey chartered commercial bank headquartered in Clinton, New Jersey and __________________ (the "Manager").

INTRODUCTION

In an effort to reward past service, encourage continued service on the Bank’s Board of Directors and/or as an Officer, and as a method to attract future members of management, the Bank is willing to provide to the Manager a deferred fee opportunity.  The Bank will pay each Manager’s benefits from the Bank’s general assets – the obligation to make payments hereunder is an unfunded contractual commitment by the Bank. This document is intended to comply with the provisions of Section 409A of the Internal Revenue Code and shall be interpreted accordingly.  If any provision or term of this document would be prohibited by or inconsistent with the requirements of Section 409A of the Code, then such provision or term shall be deemed to be reformed to comply with Section 409A of the Code.

AGREEMENT

The Manager and the Bank agree as follows:

Article 1

Definitions

1.1Definitions.  Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1.1"Anniversary Date" means December 31 of each year.

1.1.2"Change in Control" means

(a)

a reorganization, merger, consolidation or sale of all or substantially all of the assets of Unity Bancorp, Inc., the parent company of the Bank (“Unity”), or any similar transaction, in any case in which the holders of a majority of the voting power of Unity prior to such transaction fail to hold a majority of the voting power of the resulting entity;

(b)	individuals who constitute the Incumbent Board (as herein defined) of Unity cease for any reason to constitute a majority thereof;

(c)

Without limitation, a change in control shall be deemed to have occurred at such time as (i) any “person” (as the term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) other than Unity, the Bank or the trustees or any administrator of any employee stock ownership plan and trust, or any other employee benefit plans, established by Unity or the Bank from time to time is or becomes a “beneficial owner” (as defined in Rule 13-d under the Exchange Act) directly or indirectly, of securities of the Bank representing 35% or more of Unity’s outstanding securities ordinarily having the right to vote at the election of directors; or

(d)

A tender offer is made for 35% or more of the voting securities of Unity and shareholders owning beneficially or of record 35% or more of the outstanding securities of Unity have tendered or offered to sell their shares pursuant to such tender and such tendered shares have been accepted by the tender offeror.

For purposes of this provision, “Incumbent Board” means the Board of Directors of Unity on the date hereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by members or stockholders was approved by the same nominating committee serving under an Incumbent Board, shall be considered as though he were a member of the Incumbent Board.

1.1.3"Code" means the Internal Revenue Code of 1986, as amended.

1.1.4"Deferral Account" means the Bank’s accounting of the Manager’s accumulated Deferrals and accrued interest pursuant to Section 3.1.2.

1.1.5"Deferrals" means the amount of the Fees which the Manager elects to defer according to this Agreement.

1.1.6"Disability" means the Manager's (i) inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, and which causes the Manager to receive income replacement benefits for a period of not less than 3 months under an accident and health plan covering the Manager.  As a condition to any benefits, the Bank may require the Manager to submit to such physical or mental evaluations and tests as the Board of Directors deems appropriate.

1.1.7“Effective Date” means ____ __, 20__.

1.1.8"Election Form" means the Form attached as Exhibit A.

1.1.9"Fees" means, (i) with respect to a Manager who receives fees for service on the Board of Directors of the Bank, the total Manager’s fees payable to the Manager for such Board service, including any retainers, meeting fees, committee chair fees and committee meeting fees; and (ii) with respect to a Manager who is an officer of the Bank, that portion of such Manager’s base salary and/or year end bonus, if any, as such Manager has elected annually in accordance with Article 2  hereof  to have deferred hereunder.

1.1.10“Manager” means either a non-employee member of the Board of Directors of the Bank or an officer of the Bank chosen by the Board to participate in this deferred fee arrangement.

1.1.11"Plan Year" means the calendar year.

1.1.12"Prime Rate" means the Prime Interest Rate reported in the Wall Street Journal on the business day immediately prior to the Anniversary Date.

1.1.13"Termination of Service" means (i) with respect to a Manager who is a non-employee member of the Board of Directors, the Manager ceasing to be a member of the Bank's Board of Directors for any reason whatsoever, and (ii) with respect to a Manager who is a senior executive officer of the Bank, the termination of such Manager’s employment with the Bank.

Article 2

Deferral Election

2.1 Initial Election.    The elections with respect to a deferral by the Manager for a given calendar year shall be made on an election form no later than December 31st of the preceding year; provided, however, that for the calendar year in which an individual first becomes a Manager and so a participant in this Plan, he or she may make the deferral election for such year regarding amounts to be earned after such elections are made within 30 days after first becoming a Manager.  An initial deferral election, if submitted to the Bank earlier than the date specified above, may be changed by the Manager at any time prior to the date specified above. The Election Form shall set forth the amount of Fees to be deferred.  The Election Form shall be effective to defer only Fees earned after the date the Election Form is received by the Bank for the next succeeding year.

2.2 Annual Elections.

2.2.1Generally.  Each  Manager, in order to continue participation in the Plan, must file a new Election Form with the Bank prior to the beginning of the Plan Year in which the Fees are to be deferred.  The annual deferral election shall not be effective until the Plan Year following the year in which the subsequent Election Form is received and approved by the Bank. The annual Election Form may be used to change the Manager’s distribution option in order to postpone and not accelerate a distribution option, or to change the form of or number of installments elected with respect to the payment of an amount of deferred Fees (a “Subsequent Deferral Election”) only if the following conditions are satisfied:  (i) the Subsequent Deferral Election must not take effect until 12 months after the date on which it is made, (ii) in the case of a payment other than a payment attributable to the Manager’s death, the Subsequent Election further defers the payment for a period of not less than 5 years from the date such payment would otherwise have been made, or in the case of installment payments, 5 years from the date the first installment was scheduled to be paid, and (iii) the Subsequent Election is received by the Bank at least 12 months prior to the date the payment would otherwise have been made, or in the case of installment payments, 12 months prior to the date the first installment was scheduled to be paid. If no new Election Form is filed prior to the beginning of a new Plan Year, the Manager will be deemed not to have participated in the Plan  for the upcoming year.

2.2.2Hardship.  If an unforeseeable financial emergency occurs, the Manager, by written instructions to the Bank, may reduce future deferrals under this Agreement.

For purposes of this Agreement, “financial emergency” means a severe financial hardship to the Manager resulting from an illness or accident of the Manager, the Manager’s spouse, or a dependent (as defined in section 152(a) of the Code) of the Manager, loss of the Manager’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Manager.

Article 3

Deferral Account

3.1Establishing and Crediting.  The Bank shall establish a Deferral Account on its books for the Manager and shall credit to the Deferral Account the following amounts:

3.1.1Deferrals. The Fees deferred by the Manager as of the time the Fees would have otherwise been paid to the Manager.

3.1.2Interest. On the first day of each month and immediately prior to the payment of any benefits, interest on the Deferral Account balance since the preceding credit under this Section 3.1.1, if any, at an annual rate, compounded monthly, equal to the Prime Rate for the previous Anniversary Date, plus one percent (1%); provided, however, that the minimum rate of interest to be applied hereunder shall be four percent (4%), regardless of the actual Prime Rate, and will not exceed ten percent (10%) regardless of the actual prime rate.

3.2Statement of Accounts. The Bank shall provide to the Manager, within one hundred twenty (120) days after each Anniversary Date, a statement setting forth the Deferral Account balance.

3.3Accounting Device Only; Unfunded Arrangement.  The Deferral Account is solely a device for measuring amounts to be paid under this Agreement.  The Deferral Account is not a trust fund of any kind nor are any Bank assets specially segregated to satisfy the obligations represented by the Deferral Account.  The Manager is a general unsecured creditor of the Bank for the payment of benefits.  The benefits represent the mere promise by the Bank to pay such benefits.  The Manager's rights are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by the Manager's creditors.

Article 4

Distribution of Benefits

4.1Termination of Service Benefit.  Upon the Manager's Termination of Service, the Bank shall pay to the Manager the benefit described in this Section 4.1 in lieu of any other benefit under this Agreement; provided, however, that in the event the Manager is deemed to be a “specified employee” for purposes of Section 409A of the Code, to the extent required to comply with Section 409A of the Code, any payments required to be made pursuant to this Agreement which are deferred compensation and subject to Section 409A of the Code (and do not qualify for an exemption thereunder) shall not commence until one day after the day which is six (6) months from the date of termination. Should this requirement result in a delay of payments to the Employee, on the first day any such payments may be made without incurring a penalty pursuant to Section 409A (the “409A Payment Date”), Bank shall begin to make such payments, provided that any amounts that would have been payable earlier but for application of this provision shall be paid in lump-sum on the 409A Payment Date.

4.1.1 Amount of Benefit.  The benefit under this Section 4.1 is the Deferral Account balance at the Manager's Termination of Service date.

4.1.2 Payment of Benefit. The Bank shall pay the benefit to the Manager in the form elected by the Manager on the Election Form.  If the Manager elected to receive his benefit in the form of installments, the Bank shall continue to credit interest on the remaining Deferral Account balance during any applicable installment period fixed at the rate in effect under Section 3.1.2 on the Manager’s date of Termination of Service.

4.2Change of Control Benefit.  Upon Termination of Service within 12 months of a Change of Control, the Bank shall pay to the Manager the benefit described in this Section 4.2 in lieu of any other benefit under this Agreement.

4.2.1Amount of Benefit.  The benefit under this Section 4.2 shall be the balance of the Director's Deferral Account on the date of the Manager’s Termination of Service.

4.3Except as otherwise provided, the Bank may not permit the acceleration of the time or schedule of any payment or amount scheduled to be paid pursuant to the Plan, unless such acceleration of the time or schedule is (i) necessary to fulfill a domestic relations order (as defined in section 414(p)(1)(B) of the Code) or to comply with a certificate of divestiture (as defined in section 1043(b)(2) of the Code, (ii) de minimis in nature (as defined in regulations promulgated under section 409A of the Code), or (iii) equal to amounts included in the federal personal taxable income of the Manager under section 409A of the Code.

4.4Distribution Upon Unforeseeable Emergency.  Upon the Board of Director’s determination (following petition by the Manager) that the Manager has suffered an unforeseeable financial emergency as described in Section 2.2.2, the Bank shall distribute to the Manager all or a portion of the Deferral Account balance as determined by the Bank, but in no event shall the distribution be greater than is necessary to relieve the financial hardship, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Manager’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

Article 5

Death Benefits

5.1Death During Active Service.  If the Manager dies while in the active service of the Bank, the Bank shall pay to the Manager's beneficiary the benefit described in this Section 5.1 in lieu of any other benefit under this Agreement.

5.1.1Amount of Benefit.  The benefit under Section 5.1 is the Deferral Account balance on the date of the Manager’s death.

5.1.2Payment of Benefit.  The Bank shall pay the benefit to the beneficiary in the form elected by the Manager on the Election Form. If the Manager elected to receive his benefit in the form of installments, the Bank shall continue to credit interest on the remaining Deferral Account balance during any applicable installment period fixed at the rate in effect under Section 3.1.2 on the date of the Manager’s death.

5.2Death During Benefit Period.  If the Manager dies after benefit payments have commenced under this Agreement but before receiving all such payments, the Bank shall pay the remaining benefits to the Manager's beneficiary at the same time and in the same amounts they would have been paid to the Manager had the Manager survived.

Article 6

Beneficiaries

6.1Beneficiary Designations.  The Manager shall designate a beneficiary by filing a written designation with the Bank.  The Manager may revoke or modify the designation at any time by filing a new designation.  However, designations will only be effective if signed by the Manager and received and approved by the Bank during the Manager's lifetime.  The Manager's beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Manager, or if the Manager names a spouse as beneficiary and the marriage is subsequently dissolved.  If the Manager dies without a valid beneficiary designation, all payments shall be made to the Manager's estate.

6.2Facility of Payment.  If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property (as determined by the Bank), the Bank may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person.  The Bank may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit.  Such distribution shall completely discharge the Bank from all liability with respect to such benefit.

Article 7

Amendments and Termination

7.1This Agreement may be amended or terminated only by a written agreement signed by the Bank and the Manager.

7.2Notwithstanding Section 7.1, the Bank may amend or terminate this Agreement at any time if, pursuant to legislative, judicial or regulatory action, continuation of the Agreement would (i) cause benefits to be taxable to the Manager prior to actual receipt, or (ii) result in significant financial penalties or other significantly detrimental ramifications to the Bank.  Furthermore, this Agreement may be terminated only if (i) all nonqualified defined contribution deferred compensation plans maintained by the Bank and its affiliates are terminated, (ii) no payments other than payments that would be payable under the terms of this Agreement, if the termination had not occurred, are made within 12 months of the termination of the Agreement, (iii) all payments of a Manager’s Deferrals are made within 24 months of the termination of this Agreement, and (iv) the Bank acknowledges to the participating Managers that it will not adopt any new nonqualified defined contribution plans at any time within 5 years following the date of the termination of the Agreement.  In no event shall this Agreement be terminated under this Section 7.2 without payment to the Manager of the Deferral Account balance attributable to the Manager's Deferrals and, if applicable, interest credited on such amounts.

Article 8

Miscellaneous

8.1Binding Effect.  This Agreement shall bind the Manager and the Bank, and their beneficiaries, survivors, executors, administrators and transferees.

8.2No Guarantee of Service.  This Agreement is not a contract for services.  It does not give the Manager the right to remain a Director of the Bank or to continue employment.  It also does not require the Manager to remain a Manager nor interfere with the Manager's right to terminate services at any time.

8.3Non-Transferability.  Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

8.4Tax Withholding.  The Bank is authorized to withhold any taxes that it believes are required to be withheld from the benefits provided under this Agreement.

8.5Applicable Law. The Plan and all rights hereunder shall be governed by and construed according to the laws of the State of New Jersey, except to the extent preempted by the laws of the United States of America.  Other provisions of this Plan notwithstanding, deferrals under this Plan  shall comply with the requirements under Section 409A of the Code and in accordance with U.S. federal income tax laws and Treasury regulations (including proposed regulations) thereunder as presently in effect or hereafter implemented, (i) if the timing of any distribution under this Plan would result in a Manager’s constructive receipt of income or tax penalties prior to such distribution, the distribution will be made at the earliest date after the specified payment date that distribution can be effected without resulting in such constructive receipt or tax penalties; (ii) the Bank shall have no authority to accelerate any payment hereunder except as permitted under Code section 409A and regulations thereunder; and (iii) any rights of the Manager or retained authority of the Bank with respect to deferrals hereunder shall be automatically modified and limited to the extent necessary so that a Manager will not be deemed to be in constructive receipt of income relating to the deferrals prior to the payment and so that the Manager shall not be subject to any penalty under Code section 409A.

8.6Recovery of Estate Taxes.  If the Manager’s gross estate for federal estate tax purposes includes any amount determined by reference to and on account of this Agreement, and if the beneficiary is other than the Manager’s estate, then the Manager’s estate shall be entitled to recover from the beneficiary receiving such benefit under the terms of the Agreement, an amount by which the total estate tax due by the Manager’s estate, exceeds the total estate tax which would have been payable if the value of such benefit had not been included in the Manager’s gross estate.  If there is more than one person receiving such benefit, the right of recovery shall be against each such person.  In the event the beneficiary has a liability hereunder, the beneficiary may petition the Bank for a lump sum payment in an amount not to exceed the lesser of the beneficiary’s liability hereunder and the balance remaining in the Deferral Account.

8.7Reorganization.  In the event of any merger, consolidation or acquisition where Unity or the Bank is not the surviving entity or resulting corporation, or upon transfer of all or substantially all of the assets of Unity or the Bank, this Agreement shall continue and be in full force and effect and shall be binding upon such surviving entity, resulting corporation, or transferee.

8.8Entire Agreement.  This Agreement constitutes the entire agreement between the Bank and the Manager as to the subject matter hereof.  No rights are granted to the Manager by virtue of this Agreement other than those specifically set forth herein.

8.9Administration.  The Bank shall have powers which are necessary to administer this Agreement, including but not limited to:

8.9.1Interpreting the provisions of the Agreement;

8.9.2Establishing and revising the method of accounting for the Agreement;

8.9.3Maintaining a record of benefit payments; and

8.9.4	Establishing rules and prescribing any forms necessary or desirable to administer the Agreement.

8.10Named Fiduciary. For purposes of the Employee Retirement Income Security Act of 1974, if applicable, the Bank shall be the named fiduciary and plan administrator under the Agreement.  The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

IN WITNESS WHEREOF, the Manager and a duly authorized Bank officer have signed this Agreement.

MANAGER:BANK:

UNITY BANK

__________________________ By: _________________________________

Title: _______________________________

EXHIBIT A

TO

MANAGEMENT FEE DEFERRAL AGREEMENT

____________________________________

(Name of Manager)

[Initial and Complete]

_____I elect to defer _____% or $_________ of my Board Fees, including committee fees.

_____I elect to defer _____% or $_________ of my Retainer.

_____I elect to defer _____% or $ _________ of both my Retainer and Board Fees.

_____I elect to defer _____% of my year end bonus.

_____I elect to defer _____% of my salary, to be withheld from each payroll.

_____I elect not to defer my Retainer, Board Fees, salary and/or year end bonus.

I understand that I may change the amount, frequency and duration of my deferral by filing a new election form with the Bank; provided, however, that any subsequent election (a) is in compliance with Code section 409A and the Treasury Regulations promulgated thereunder and (b) will not be effective until the calendar year following the year in which the new election is received by the Bank.

Form of Benefit

I elect to receive benefits under the Agreement in the following form:

[Initial One]

_____Lump Sum

_____Equal monthly installments for 120 months

Beneficiary Designation

I designate the following as beneficiaries of benefits under the Management Fee Deferral Agreement payable following my death:

Primary:_________________________________

Contingent:_________________________________

I understand that I may change these beneficiary designations by filing a new written designation with the Bank. I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or, if I have named my spouse as beneficiary, in the event of the dissolution of our marriage.

Signature_______________________________

Date_______________________________

Accepted by Unity Bank this ___ day of ____________ 20__.

By____________________________________

Title_____________________________________